Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-159345) of HFF, Inc. and in the related Prospectus, and the Registration Statement (Form S-8 No. 333-140421) pertaining to the 2006 Omnibus Incentive Compensation Plan of HFF, Inc. of our reports dated March 12, 2010, with respect to the consolidated financial statements of HFF, Inc., and the effectiveness of internal control over financial reporting of HFF, Inc., included in the Annual Report (Form 10-K) of HFF, Inc. for the year ended December 31, 2009.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
March 12, 2010